FORM 4


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES in BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/_/ Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).

1.   Name and Address of Reporting Person*:

                                  NF Partners, LLC
         ====================== ====================== ======================
                (LAST)                 (FIRST)               (MIDDLE)

                                 c/o Andrew H. Tisch
                                 667 Madison Avenue
         ====================================================================
                                      (STREET)

               New York               New York                 10021
         ====================== ====================== ======================
                (CITY)                 (STATE)                 (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         1/99



5.   If Amendment, Date of Original:

     (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                        Director
           ----------
                        Officer (give title below)
           ----------
               X        10% Owner
           ----------
                        Other (specify below)
           ----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                        Form filed by One Reporting Person
           ----------
               X        Form filed by More than One Reporting Person
           ----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")



2.   Transaction Date:

     (Month/Day/Year)

         1/19/99



3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

                Amount            (A) or (D)            Price
               143,333                 A                (1)  (See explanation)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         1,478,629



6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder:      Report on a separate line for each class of securities
               beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see
         Instruction 4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants
         Five-Year Warrants
         Remaining Supplemental Purchase Agreement Units
         ("Remaining Supplemental Units") (See explanation)
         New Second Tranche Units (See explanation)
         New Second Closing Units (See explanation)

2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          Remaining Supplemental Units                         -   $0.50 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.50 per share)
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants                  -  1/19/99
          Five-Year Warrants                                        -
          Remaining Supplemental Units                              -  1/19/99
          New Second Tranche Units                                  -
          New Second Closing Units                                  -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
     (Instr. 3, 4 and 5)

         (A)      (D)

          (A) or (D)

          A -     Supplemental Purchase Agreement Warrants                    -       358,334
                  Five-Year Warrants                                          -
          D -     Remaining Supplemental Units                                -       143,333
                  New Second Tranche Units                                    -
                  New Second Closing Units                                    -

6.   Date Exercisable and Expiration Date:
     (Month/Day/Year)

                                Date Exercisable

          Supplemental Purchase Agreement Warrants                 -    Currently
          Five-Year Warrants                                       -    Currently
          Remaining Supplemental Units                             -    No later than March 31, 1999
          New Second Tranche Units                                 -    No later than August 31, 1999
          New Second Closing Units                                 -    September 15, 1999

                                 Expiration Date
          Supplemental Purchase Agreement Warrants                 -    Oct. 27, 2003/Nov. 22, 2003/
                                                                        Dec. 21, 2003/Jan. 18, 2004
          Five-Year Warrants                                       -    June 14, 2003
          Remaining Supplemental Units                             -    March 31, 1999
          New Second Tranche Units                                 -    August 31, 1999
          New Second Closing Units                                 -    September 15, 1999

7.   Title and Amount of Underlying Securities:
     (Instr. 3 and 4)

                                      Title
          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          Remaining Supplemental Units                               -    Common Stock and Warrants
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants

                                                  Amount or Number of Shares
          Supplemental Purchase Agreement Warrants                   -    1,563,638 shares of Common Stock
          Five-Year Warrants                                         -    2,132,935 shares of Common Stock
          New Second Tranche Units                                   -    122,857 shares of Common Stock and
                                                                          Warrants exercisable for 307,143 shares of
                                                                          Common Stock
          New Second Closing Units                                   -    409,524 shares of Common Stock and
                                                                          Warrants exercisable for 1,023,810 shares
                                                                          of Common Stock

8.   Price of Derivative Security:
     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (1) (See explanation)
          Five-Year Warrants                                         -    (2) (See explanation)
          Remaining Supplemental Units                               -    (3) (See explanation)
          New Second Tranche Units                                   -    (2) (See explanation)
          New Second Closing Units                                   -    (2) (See explanation)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
     (Instr. 4)

          Supplemental Purchase Agreement Warrants                   -          1,563,638
          Five-Year Warrants                                         -          2,132,935
          Remaining Supplemental Units                               -                  0
          New Second Tranche Units                                   -            122,857
          New Second Closing Units                                   -            409,524


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                   -    D
          Five-Year Warrants                                         -    D
          New Second Tranche Units                                   -    D
          New Second Closing Units                                   -    D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

                  NF Partners, LLC is a Delaware limited liability company ("NFP"), the members of which are Four Partners, a New York general partnership ("FP"), and Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P"). The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Andrew H. Tisch, Daniel R. Tisch, James
         S. Tisch and Thomas J. Tisch are referred to herein as the "Messrs. Tisch." The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Andrew H. Tisch has been appointed the Manager of NFP. Thomas J.
         Tisch has been appointed the manager of FP and 4-14P.

                  This Form 4 is being filed jointly by NFP, JMC Investments LLC, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey and Thomas M. Steinberg (collectively, the "Supplemental Purchase Agreement Investors"). This Form 4 is also being filed by Andrew H. Tisch and John Capozzi (Andrew H. Tisch and Mr. Capozzi and the Purchase Agreement Investors are referred to herein collectively as the "Reporting Persons").

                  On June 16, 1998, the Supplemental Purchase Agreement Investors and Robert H. Savage (the "Purchase Agreement Investors") purchased from NoFire Technologies, Inc. (the "Issuer") in a private placement an aggregate of 1,388,887 units, each unit consisting of one share of Common Stock and five-year warrants ("Five-Year Warrants") to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for aggregate consideration of $1,249,998.30 pursuant to a Common Stock and Five-Year Warrant Purchase Agreement (the "Purchase Agreement") dated as of June 15, 1998 by and among the Issuer, the Purchase Agreement Investors and Sam Oolie and Samuel Gottfried.

                  On October 28, 1998, the Supplemental Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 370,000 units, each unit consisting of one share of Common Stock, and five-year warrants (the "Supplemental Purchase Agreement Warrants") to purchase 2.5 shares of Common Stock at an initial exercise price of $0.50 per share, for aggregate consideration of $185,000 pursuant to a Supplemental Common Stock and Five-Year Warrant Purchase Agreement (the "Supplemental Purchase Agreement") dated as of October 26, 1998 by and among the Issuer, the Supplemental Purchase Agreement Investors and Sam Oolie and Samuel Gottfried. The Supplemental Purchase Agreement allowed the Supplemental Purchase Agreement Investors to purchase a total of 960,000 units, each unit consisting of one share of Common Stock and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock, for total aggregate consideration of $480,000 (the "Supplemental Purchase Agreement Units").

                  On November 23, 1998, the Supplemental Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 150,000 units, each unit consisting of one share of Common Stock, and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $.50 per share, for aggregate consideration of $75,000 pursuant to the Supplemental Purchase Agreement.

                  On December 22, 1998, the Supplemental Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 220,000 units, each unit consisting of one share of Common Stock, and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $.50 per share, for aggregate consideration of $110,000 pursuant to the Supplemental Purchase Agreement.

                  On January 19, 1999, the Supplemental Purchase Agreement Investors purchased from the Issuer in a private placement the remaining 220,000 units available pursuant to the Supplemental Purchase Agreement, each unit consisting of one share of Common Stock, and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $.50 per share, for aggregate consideration of $110,000.

                  Section 2.1(b) of the Purchase Agreement provides that if, prior to August 31, 1999, the Issuer has entered into binding contracts with nuclear power generating companies or their contractors providing for gross sales of more than $100,000 of the Issuer's fire retardant products during the first year of such contracts to upgrade fire protection of control wiring at nuclear power generating facilities, the Purchase Agreement Investors will purchase an aggregate of $150,000.30 of additional units (the "Second Tranche Units"), each unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share.

                  Section 2.2 of the Purchase Agreement provides that if for the fiscal year ending August 31, 1999, the Issuer has net sales of $2,000,000 or more and pre-tax earnings of $400,000 or more, the Purchase Agreement Investors will purchase on September 15, 1999 an aggregate of $500,001.30 of additional units ("Second Closing Units"), each Second Closing Unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for a purchase price of $0.90 per Second Closing Unit. If the Issuer fails to meet the net sales and pre-tax earnings thresholds set forth above, the Purchase Agreement Investors may nevertheless, at their option, purchase all or part of their Second Closing Units.

                  The Supplement Purchase Agreement amended Section 2.1(b) and
         Section 2.2 of the Purchase Agreement to provide that the purchase price for the Second Tranche Units and the Second Closing Units will be reduced from $0.90 to $0.75 and the exercise price of each Purchase Agreement Warrant to be issued in the Second Tranche Closing and the Second Closing, if the conditions for such closings are satisfied, will be reduced from $1.00 to $0.75 per share of Common Stock. For purposes of this Form 4, the Second Tranche Units and the Second Closing Units, as modified by the Supplemental Purchase Agreement, are referred to as the "New Second Tranche Units" and the "New Second Closing Units", respectively.

                  The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.

                  Explanations of Table I, Item 4 and Table II, Item 8

                  (1) The reported securities are included within 220,000 units purchased by the Supplemental Purchase Agreement Investors for $0.50 per unit. Each unit consists of one share of Common Stock and Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock.

                  (2) No transactions in the reported securities took place in the period covered by this Form 4.

                  (3) During the period covered by this Form 4, the Supplemental Purchase Agreement Investors exercised contractual rights with respect to the disposition of the reported securities.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 1/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

               Tisch                   Andrew                   H.
       ----------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                                667 Madison Avenue
       ----------------------------------------------------------------------
                                     (STREET)

             New York,                New York                 10021
       ----------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)



2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         1/99



5.   If Amendment, Date of Original:

     (Month/Year)





6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                 Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock



2.   Transaction Date:

     (Month/Day/Year)

         Common Stock -
         Common Stock - 1/19/99



3.   Transaction Code:

     (Instr. 8)

     Code                 V

         Common Stock -
         Common Stock - P

4.   Securities Acquired (A) or Disposed of (D):
     (Instr. 3, 4 and 5)

         Amount                                            (A) or (D)                     Price

          Common Stock             -                              -                              -
          Common Stock             - 143,333                      A    (1) (See Explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

          Common Stock             -               160,000
          Common Stock             -             1,478,629


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

          Common Stock             -    D
          Common Stock             -    I


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.


Reminder:      Report on a  separate  line for each class of securities
               beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

         Warrants Expiring 2001 ("2001 Warrants")
         Warrants Expiring 2002, exercise price $2.00 per share ("2002 $2 Warrants")
         Warrants Expiring 2002 exercise price $3.00 per share ("2002 $3 Warrants")

         Supplemental Purchase Agreement Warrants
         Five-Year Warrants
         Remaining Supplemental Units (See explanation to Form 4 of NFP) New Second Tranche Units (See explanation to Form 4 of NFP) New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:
          2001 Warrants                                        -   $2.00 per share of Common Stock
          2002 $2 Warrants                                     -   $2.00 per share of Common Stock
          2002 $3 Warrants                                     -   $3.00 per share of Common Stock
          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          Remaining Supplemental Units                         -   $0.50 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.50 per share)
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)


3.   Transaction Date:

     (Month/Day/Year)

          2001 Warrants                                              -
          2002 $2 Warrants                                           -
          2002 $3 Warrants                                           -
          Supplemental Purchase Agreement Warrants                   -  1/19/99
          Five-Year Warrants                                         -
          Remaining Supplemental Units                               -  1/19/99
          New Second Tranche Units                                   -
          New Second Closing Units                                   -

4.   Transaction Code:

     (Instr. 8)

         Code

          2001 Warrants                                           -
          2002 $2 Warrants                                        -
          2002 $3 Warrants                                        -
          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

          (A)    (D)

          (A) or (D)
                         2001 Warrants                                                 -
                         2002 $2 Warrants                                              -
                         2002 $3 Warrants                                              -
          A              Supplemental Purchase Agreement Warrants                      -    358,334
                         Five-Year Warrants                                            -
          D              Remaining Supplemental Units                                  -    143,333
                         New Second Tranche Units                                      -
                         New Second Closing Units                                      -

6.   Date Exercisable and Expiration Date:
     (Month/Day/Year)

                                Date Exercisable
          2001 Warrants                                            -    Currently
          2002 $2 Warrants                                         -    Currently
          2002 $3 Warrants                                         -    Currently
          Supplemental Purchase Agreement Warrants                 -    Currently
          Five-Year Warrants                                       -    Currently
          Remaining Supplemental Units                             -    No later than March 31, 1999
          New Second Tranche Units                                 -    No later than August 31, 1999
          New Second Closing Units                                 -    September 15, 1999

                                 Expiration Date

          2001 Warrants                                            -    November 13, 2001
          2002 $2 Warrants                                         -    September 22, 2002
          2002 $3 Warrants                                         -    September 22, 2002
          Supplemental Purchase Agreement Warrants                 -    Oct. 27, 2003 / Nov. 22, 2003 / Dec.
                                                                        21, 2003/Jan. 18, 2004
          Five-Year Warrants                                       -    June 14, 2003
          Remaining Supplemental Units                             -    March 31, 1999
          New Second Tranche Units                                 -    August 31, 1999
          New Second Closing Units                                 -    September 15, 1999

7.   Title and Amount of Underlying Securities:
     (Instr. 3 and 4)

         Title

          2001 Warrants                                              -    Common Stock
          2002 $2 Warrants                                           -    Common Stock
          2002 $3 Warrants                                           -    Common Stock
          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          Remaining Supplemental Units                               -    Common Stock and Warrants
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants

         Amount or Number of Shares

          2001 Warrants                                              -    50,000 shares of Common Stock
          2002 $2 Warrants                                           -    50,000 shares of Common Stock
          2002 $3 Warrants                                           -    25,000 shares of Common Stock
          Supplemental Purchase Agreement Warrants                   -    1,563,638  shares of Common Stock
          Five-Year Warrants                                         -    2,132,935 shares of Common Stock
          New Second Tranche Units                                   -    122,857 shares of Common Stock and
                                                                          Warrants exercisable for 307,143 shares of
                                                                          Common Stock
          New Second Closing Units                                   -    409,524 shares of Common Stock and
                                                                          Warrants exercisable for 1,023,810 shares
                                                                          of Common Stock

8.   Price of Derivative Security:
     (Instr. 5)

          2001 Warrants                                                   (2) (See explanation to Form 4 of NFP)
          2002 $2 Warrants                                                (2) (See explanation to Form 4 of NFP)
          2002 $3 Warrants                                                (2) (See explanation to Form 4 of NFP)
          Supplemental Purchase Agreement Warrants                   -    (1) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          Remaining Supplemental Units                               -    (3) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
     (Instr. 4)

          2001 Warrants                                              -          50,000
          2002 $2 Warrants                                           -          50,000
          2002 $3 Warrants                                           -          25,000
          Supplemental Purchase Agreement Warrants                   -       1,563,638
          Five-Year Warrants                                         -       2,132,935
          Remaining Supplemental Units                               -               0
          New Second Tranche Units                                   -         122,857
          New Second Closing Units                                   -         409,524


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          2001 Warrants                                              -    D
          2002 $2 Warrants                                           -    D
          2002 $3 Warrants                                           -    D
          Supplemental Purchase Agreement Warrants                   -    I
          Five-Year Warrants                                         -    I
          New Second Tranche Units                                   -    I
          New Second Closing Units                                   -    I


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.



         Explanation of Responses:

                  See explanation to Form 4 of NFP.

         [Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 1/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

                               JMC Investments LLC
 ------------------------------------------------------------------------------
         (LAST)                     (FIRST)                   (MIDDLE)


                                 125 Brett Lane
-------------------------------------------------------------------------------
                                    (STREET)


        Fairfield,                     CT                        06430
 -------------------------- -------------------------- -------------------------
         (CITY)                     (STATE)                     (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         1/99



5.   If Amendment, Date of Original:

     (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")




2.   Transaction Date:

     (Month/Day/Year)

         1/19/99




3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P




4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)               Price

         6,667           A             (1) ( See explanation to Form 4 of NFP)




5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         68,774




6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D




7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder:      Report on a separate line for each class of securities
               beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).

             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:
     (Instr. 3)

           Supplemental Purchase Agreement Warrants                 (See explanation to Form 4 of NFP)
           Five-Year Warrants                                       (See explanation to Form 4 of NFP)
           Remaining Supplemental Units                             (See explanation to Form 4 of NFP)
           New Second Tranche Units                                 (See explanation to Form 4 of NFP)
           New Second Closing Units                                 (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:
          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          Remaining Supplemental Units                         -   $0.50 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.50 per share)
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants                 -    1/19/99
          Five-Year Warrants                                       -
          Remaining Supplemental Units                             -    1/19/99
          New Second Tranche Units                                 -
          New Second Closing Units                                 -

4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
     (Instr. 3, 4 and 5)

          (A) or (D)
           A -   Supplemental Purchase Agreement Warrants                       -     16,667
                 Five-Year Warrants                                             -
           D -   Remaining Supplemental Units                                   -       6,667
                 New Second Tranche Units                                       -
                 New Second Closing Units                                       -


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)
                                                     Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          Remaining Supplemental Units                                 -   No later than March 31, 1999
          New Second Tranche Units                                     -   No later than August 31, 1999
          New Second Closing Units                                     -   September 15, 1999


                                                      Expiration Date

          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003 / Nov. 22, 2003 /
                                                                           Dec. 21, 2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          Remaining Supplemental Units                                 -   March 31, 1999
          New Second Tranche Units                                     -   August 31, 1999
          New Second Closing Units                                     -   September 15, 1999


7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title


          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          Remaining Supplemental Units                               -    Common Stock and Warrants
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants

                                                  Amount or Number of Shares
          Supplemental Purchase Agreement Warrants                   -    72,727 shares of Common Stock
          Five-Year Warrants                                         -    99,208 shares of Common Stock
          New Second Tranche Units                                   -    5,714 shares of Common Stock and Warrants
                                                                          exercisable for 14,286 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    19,048 shares of Common Stock and Warrants
                                                                          exercisable for 47,619 shares of Common
                                                                          Stock



8.   Price of Derivative Security:
     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (1) (See explanation to Form 4 for NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 for NFP)
          Remaining Supplemental Units                               -    (3) (See explanation to Form 4 for NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 for NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 for NFP)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -          72,727
          Five-Year Warrants                                       -          99,208
          Remaining Supplemental Units                             -               0
          New Second Tranche Units                                 -           5,714
          New Second Closing Units                                 -          19,048


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -     D
          Five-Year Warrants                                       -     D
          New Second Tranche Units                                 -     D
          New Second Closing Units                                 -     D



11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

     Explanation of Responses:

         See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 1/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information



1.   Name and Address of Reporting Person*:

                Capozzi               John
           ------------------- ------------------- -------------------
                 (LAST)             (FIRST)             (MIDDLE)

                                 125 Brett Lane
           -----------------------------------------------------------
                                    (STREET)

               Fairfield              CT                06430
           ------------------- ------------------- -------------------
                 (CITY)             (STATE)              (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         1/99



5.   If Amendment, Date of Original:

     (Month/Year)




6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                        Director
           ----------
                        Officer (give title below)
           ----------
               X        10% Owner
           ----------
                        Other (specify below)
           ----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                        Form filed by One Reporting Person
           ----------
               X        Form filed by More than One Reporting Person
           ----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

2.   Transaction Date:

     (Month/Day/Year)

         Common Stock -

         Common Stock - 1/19/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)               Price

         Common Stock    -                  -

         Common Stock -  6,667    A     (1) (See explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         Common Stock - 100,000

         Common Stock -   68,774


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         Common Stock - I

         Common Stock - I


7.   Nature of Indirect Beneficial Ownership:


     (Instr. 4)

         John Capozzi may be deemed to have indirect beneficial ownership of 100,000 shares of Common Stock owned by his wife.

         John Capozzi may be deemed to have indirect beneficial ownership of 68,774 shares of Common Stock owned by JMC Investments LLC, of which he is a member.

Reminder:      Report on a separate line for each class of securities
               beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                         options, convertible securities)



1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
         Remaining Supplemental Units (See explanation to Form 4 of NFP)
         New Second Tranche Units (See explanation to Form 4 of NFP)
         New Second Closing Units (See explanation to Form 4 of NFP)
         Consultant Warrants (See explanation)

2.   Conversion or Exercise Price of Derivative Security:
          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          Remaining Supplemental Units                         -   $0.50 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.50 per share)
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Consultant Warrants                                  -   $2.00 per share of Common Stock


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants                 -    1/19/99
          Five-Year Warrants                                       -
          Remaining Supplemental Units                             -    1/19/99
          New Second Tranche Units                                 -
          New Second Closing Units                                 -
          Consultant Warrants                                      -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Consultant Warrant                                      -

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
     (Instr. 3, 4 and 5)

          (A) or (D)
            A -    Supplemental Purchase Agreement Warrants                       -     16,667
                   Five-Year Warrants                                             -
            D -    Remaining Supplemental Units                                   -      6,667
                   New Second Tranche Units                                       -
                   New Second Closing Units                                       -
                   Consultant Warrants                                            -

6.   Date Exercisable and Expiration Date:
     (Month/Day/Year)

                                                       Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          Remaining Supplemental Units                                 -   No later than March 31, 1999
          New Second Tranche Units                                     -   No later than August 31, 1999
          New Second Closing Units                                     -   September 15, 1999
          Consultant Warrants                                          -   (See explanation)

                                                       Expiration Date
          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003 / Nov. 22, 2003 / Dec. 21,
                                                                           2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          Remaining Supplemental Units                                 -   March 31, 1999
          New Second Tranche Units                                     -   August 31, 1999
          New Second Closing Units                                     -   September 15, 1999
          Consultant Warrants                                          -   (See explanation)

7.   Title and Amount of Underlying Securities:
     (Instr. 3 and 4)

                                      Title
          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          Remaining Supplemental Units                               -    Common Stock and Warrants
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Consultant Warrants                                        -    Common Stock

                                                  Amount or Number of Shares
          Supplemental Purchase Agreement Warrants                   -    72,727 shares of Common Stock
          Five-Year Warrants                                         -    99,208 shares of Common Stock
          New Second Tranche Units                                   -    5,714 shares of Common Stock and Warrants
                                                                          exercisable for 14,286 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    19,048 shares of Common Stock and Warrants
                                                                          exercisable for 47,619 shares of Common
                                                                          Stock
          Consultant Warrants                                        -    75,000 Shares of Common Stock

8.   Price of Derivative Security:
     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (1) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          Remaining Supplemental Units                               -    (3) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)
          Consultant Warrants                                        -        (See explanation)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -                72,727
          Five-Year Warrants                                       -                99,208
          Remaining Supplemental Units                             -                     0
          New Second Tranche Units                                 -                 5,714
          New Second Closing Units                                 -                19,048
          Consultant Warrants                                      -                75,000


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      I
          Five-Year Warrants                                       -      I
          New Second Tranche Units                                 -      I
          New Second Closing Units                                 -      I
          Consultant Warrants                                      -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


         John Capozzi may be deemed to have indirect beneficial ownership of securities owned by JMC Investments LLC, of which he is a member.


         Explanation of Responses:

         John Capozzi has acted as a consultant to the Issuer's Board of Directors commencing June 16, 1998. The Issuer will provide him as compensation for such services with five-year Warrants ("Consultant Warrants") to purchase 75,000 shares of Common Stock at an exercise price of $2.00 per share. Such 75,000 Consultant Warrants will vest at the rate of 1,250 Consultant Warrants monthly for so long as Mr. Capozzi continues to perform such consulting services over a five year period commencing June 16, 1998. In the event of any termination of the Issuer's consulting arrangement with JMC Industries, Inc. ("JMCII") for cause, any voluntary termination by JMCII, or the death, incapacity, or resignation or withdrawal from JMCII of John Capozzi, only those Consultant Warrants vested on the date of termination will remain with JMCII.

         See explanation to Form 4 of NFP Partners.



[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 1/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information

1.   Name and Address of Reporting Person*:

                           Ravitch Rice & Company LLC
     --------------------------------------------------------------------
            (LAST)                 (FIRST)                (MIDDLE)

                            610 Fifth Avenue, Suite 420
     ----------------------------------------------------------------------
                                     (STREET)

              New York                New York                 10020
     ----------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         1/99


5.   If Amendment, Date of Original:

     (Month/Year)




6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         1/19/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)               Price

         3,333               A           (1) (See explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         34,386


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder:      Report on a  separate line for each class of securities
               beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
         Remaining Supplemental Units (See explanation to Form 4 of NFP)
         New Second Tranche Units (See explanation to Form 4 of NFP)
         New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          Remaining Supplemental Units                         -   $0.50 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.50 per share)
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants                 -    1/19/99
          Five-Year Warrants                                       -
          Remaining Supplemental Units                             -    1/19/99
          New Second Tranche Units                                 -
          New Second Closing Units                                 -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
     (Instr. 3, 4 and 5)

          (A) or (D)
                A        Supplemental Purchase Agreement Warrants                             8,333
                         Five-Year Warrants
                D        Remaining Supplemental Units                                         3,333
                         New Second Tranche Units
                         New Second Closing Units


6.   Date Exercisable and Expiration Date:
     (Month/Day/Year)

                                                       Date Exercisable
          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          Remaining Supplemental Units                                 -   No later than March 31, 1999
          New Second Tranche Units                                     -   No later than August 31, 1999
          New Second Closing Units                                     -   September 15, 1999

                                                       Expiration Date
          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003 / Nov. 22, 2003 / Dec. 21,
                                                                           2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          Remaining Supplemental Units                                 -   March 31, 1999
          New Second Tranche Units                                     -   August 31, 1999
          New Second Closing Units                                     -   September 15, 1999

7.   Title and Amount of Underlying Securities:
     (Instr. 3 and 4)

                                      Title
          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          Remaining Supplemental Units                               -    Common Stock and Warrants
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants

                                                  Amount or Number of Shares
          Supplemental Purchase Agreement Warrants                   -    36,363 shares of Common Stock
          Five-Year Warrants                                         -    49,603 shares of Common Stock
          New Second Tranche Units                                   -    2,857 shares of Common Stock and Warrants
                                                                          exercisable for 7,143 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    9,524 shares of Common Stock and Warrants
                                                                          exercisable for 23,811 shares of Common
                                                                          Stock

8.   Price of Derivative Security:
     (Instr. 5)

          Supplemental Purchase Agreement Warrants                -   (1) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                      -   (2) (See explanation to Form 4 of NFP)
          Remaining Supplemental Units                            -   (3) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                -   (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                -   (2) (See explanation to Form 4 of NFP)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -         36,363
          Five-Year Warrants                                       -         49,603
          Remaining Supplemental Units                             -              0
          New Second Tranche Units                                 -          2,857
          New Second Closing Units                                 -          9,524


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      D
          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         The sole members of RRC are Richard Ravitch and Donald S. Rice. Each of Mr. Ravitch and Mr. Rice has a business address at 610 Fifth Avenue, Suite 420, New York, New York 10020.

         See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 1/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

                Bloom                  Barry
      ---------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                                 46 Woodmere Drive
      ---------------------------------------------------------------------
                                      (STREET)

               Summit                New Jersey                07901
      ---------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         1/99


5.   If Amendment, Date of Original:

     (Month/Year)




6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         1/19/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)               Price

         6,000               A           (1) (See explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         61,896


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder:         Report on a separate line for each class of securities
                  beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP)
         Five-Year Warrants (See explanation to Form 4 of NFP)
         Remaining Supplemental Units (See explanation to Form 4 of NFP)
         New Second Tranche Units (See explanation to Form 4 of NFP)
         New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:
          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          Remaining Supplemental Units                         -   $0.50 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.50 per share)
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)



3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants                 -    1/19/99
          Five-Year Warrants                                       -
          Remaining Supplemental Units                             -    1/19/99
          New Second Tranche Units                                 -
          New Second Closing Units                                 -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
     (Instr. 3, 4 and 5)

          (A) or (D)
           A -   Supplemental Purchase Agreement Warrants                             15,000
                 Five-Year Warrants
           D -   Remaining Supplemental Units                                          6,000
                 New Second Tranche Units
                 New Second Closing Units

6.   Date Exercisable and Expiration Date:
     (Month/Day/Year)

                                                      Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          Remaining Supplemental Units                                 -   No later than March 31, 1999
          New Second Tranche Units                                     -   No later than August 31, 1999
          New Second Closing Units                                     -   September 15, 1999


                                                       Expiration Date

          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003 / Nov. 22, 2003 / Dec.
                                                                           21, 2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          Remaining Supplemental Units                                 -   March 31, 1999
          New Second Tranche Units                                     -   August 31, 1999
          New Second Closing Units                                     -   September 15, 1999


7.   Title and Amount of Underlying Securities:
     (Instr. 3 and 4)

                                      Title
          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          Remaining Supplemental Units                               -    Common Stock and Warrants
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants

                                                  Amount or Number of Shares
          Supplemental Purchase Agreement Warrants                   -    65,455 shares of Common Stock
          Five-Year Warrants                                         -    89,285 shares of Common Stock
          New Second Tranche Units                                   -    5,143 shares of Common Stock and Warrants
                                                                          exercisable for 12,858 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    17,143 shares of Common Stock and Warrants
                                                                          exercisable for 42,858 shares of Common
                                                                          Stock

8.   Price of Derivative Security:
     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (1) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          Remaining Supplemental Units                               -    (3) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
     (Instr. 4)

          Supplemental Purchase Agreement Warrants                   -         65,455
          Five-Year Warrants                                         -         89,285
          Remaining Supplemental Units                               -              0
          New Second Tranche Units                                   -          5,143
          New Second Closing Units                                   -         17,143


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      D
          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 1/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

              Samuels                  Robyn
     ----------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                          150 West End Avenue, Apt. 5M
     ----------------------------------------------------------------------
                                    (STREET)

              New York                New York                 10023
     ----------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         1/99


5.   If Amendment, Date of Original:

     (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         1/19/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)               Price

         1,333               A           (1) (See explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         13,754


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder:      Report on a separate line for each class of securities
               beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP)
         Five-Year Warrants (See explanation to Form 4 of NFP)
         Remaining Supplemental Units (See explanation to Form 4 of NFP)
         New Second Tranche Units (See explanation to Form 4 of NFP)
         New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          Remaining Supplemental Units                         -   $0.50 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.50 per share)
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants                 -    1/19/99
          Five-Year Warrants                                       -
          Remaining Supplemental Units                             -    1/19/99
          New Second Tranche Units                                 -
          New Second Closing Units                                 -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):
     (Instr. 3, 4 and 5)

          (A) or (D)
           A -   Supplemental Purchase Agreement Warrants                    -         3,333
                 Five-Year Warrants                                          -
           D -   Remaining Supplemental Units                                -         1,333
                 New Second Tranche Units                                    -
                 New Second Closing Units                                    -

6.   Date Exercisable and Expiration Date:
     (Month/Day/Year)

                                                     Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          Remaining Supplemental Units                                 -   No later than March 31, 1999
          New Second Tranche Units                                     -   No later than August 31, 1999
          New Second Closing Units                                     -   September 15, 1999

                                                     Expiration Date
          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003/Nov. 22, 2003/
                                                                           Dec. 21, 2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          Remaining Supplemental Units                                 -   March 31, 1999
          New Second Tranche Units                                     -   August 31, 1999
          New Second Closing Units                                     -   September 15, 1999


7.   Title and Amount of Underlying Securities:
     (Instr. 3 and 4)

                                      Title
          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          Remaining Supplemental Units                               -    Common Stock and Warrants
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants

                                                  Amount or Number of Shares
          Supplemental Purchase Agreement Warrants                   -    14,545 shares of Common Stock
          Five-Year Warrants                                         -    19,840 shares of Common Stock
          New Second Tranche Units                                   -    1,142 shares of Common Stock and Warrants
                                                                          exercisable for 2,856 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    3,810 shares of Common Stock and Warrants
                                                                          exercisable for 9,525 shares of Common
                                                                          Stock

8.   Price of Derivative Security:
     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (1) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          Remaining Supplemental Units                               -    (3) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                   -   14,545
          Five-Year Warrants                                         -   19,840
          Remaining Supplemental Units                               -        0
          New Second Tranche Units                                   -     1,142
          New Second Closing Units                                   -     3,810


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      D
          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 1/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

                 Downey               Paul                 A.
           ------------------- ------------------- -------------------
                  (LAST)             (FIRST)             (MIDDLE)

                               22200 Puccioni Road
           -----------------------------------------------------------
                                    (STREET)

               Healdsburg              CA                95448
           ------------------- ------------------- -------------------
                 (CITY)             (STATE)              (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         1/99



5.   If Amendment, Date of Original:

     (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")



2.   Transaction Date:

     (Month/Day/Year)

         1/19/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)               Price

         6,667               A           (1) (See explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         68,774


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder:      Report on a separate line for each class of securities
               beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP)
         Five-Year Warrants (See explanation to Form 4 of NFP)
         Remaining Supplemental Units (See explanation to Form 4 of NFP)
         New Second Tranche Units (See explanation to Form 4 of NFP)
         New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:
          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          Remaining Supplemental Units                         -   $0.50 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.50 per share)
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants                 -    1/19/99
          Five-Year Warrants                                       -
          Remaining Supplemental Units                             -    1/19/99
          New Second Tranche Units                                 -
          New Second Closing Units                                 -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         (A) or (D)
         A -    Supplemental Purchase Agreement Warrants                16,667
                Five-Year Warrants
         D -    Remaining Supplemental Units                             6,667
                New Second Tranche Units
                New Second Closing Units

6.   Date Exercisable and Expiration Date:
     (Month/Day/Year)

                                                      Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          Remaining Supplemental Units                                 -   No later than March 31, 1999
          New Second Tranche Units                                     -   No later than August 31, 1999
          New Second Closing Units                                     -   September 15, 1999

                                                       Expiration Date
          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003 / Nov. 22, 2003 / Dec.
                                                                           21, 2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          Remaining Supplemental Units                                 -   March 31, 1999
          New Second Tranche Units                                     -   August 31, 1999
          New Second Closing Units                                     -   September 15, 1999


7.   Title and Amount of Underlying Securities:
     (Instr. 3 and 4)

                                      Title
          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          Remaining Supplemental Units                               -    Common Stock and Warrants
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants

                           Amount or Number of Shares
          Supplemental Purchase Agreement Warrants                   -    72,727 shares of Common Stock
          Five-Year Warrants                                         -    99,208 shares of Common Stock
          New Second Tranche Units                                   -    5,714 shares of Common Stock and Warrants
                                                                          exercisable for 14,286 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    19,048 shares of Common Stock and Warrants
                                                                          exercisable for 47,619 shares of Common
                                                                          Stock

8.   Price of Derivative Security:
     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (1) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          Remaining Supplemental Units                               -    (3) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                   -    72,727
          Five-Year Warrants                                         -    99,208
          Remaining Supplemental Units                               -         0
          New Second Tranche Units                                   -     5,714
          New Second Closing Units                                   -    19,048


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      D
          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 1/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

              Downey                  Robert                  N.
      ---------------------- ----------------------- ----------------------
              (LAST)                 (FIRST)                (MIDDLE)

                            755 Park Avenue, Apt. 8B
      ---------------------------------------------------------------------
                                    (STREET)

             New York                New York                 10021
      ---------------------- ----------------------- ----------------------
              (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         1/99


5.   If Amendment, Date of Original:

     (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         1/19/99



3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)               Price

         46,667               A          (1) (See explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         481,413


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)





Reminder:      Report on a separate line for each class of securities
               beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).





             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP)
         Five-Year Warrants (See explanation to Form 4 of NFP)
         Remaining Supplemental Units (See explanation to Form 4 of NFP)
         New Second Tranche Units (See explanation to Form 4 of NFP)
         New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:
          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          Remaining Supplemental Units                         -   $0.50 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.50 per share)
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants                 -    1/19/99
          Five-Year Warrants                                       -
          Remaining Supplemental Units                             -    1/19/99
          New Second Tranche Units                                 -
          New Second Closing Units                                 -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

          (A) or (D)
            A -    Supplemental Purchase Agreement Warrants              116,666
                   Five-Year Warrants
            D -    Remaining Supplemental Units                           46,667
                   New Second Tranche Units
                   New Second Closing Units

6.   Date Exercisable and Expiration Date:
     (Month/Day/Year)

                                Date Exercisable
          Supplemental Purchase Agreement Warrants                 -    Currently
          Five-Year Warrants                                       -    Currently
          Remaining Supplemental Units                             -    No later than March 31, 1999
          New Second Tranche Units                                 -    No later than August 31, 1999
          New Second Closing Units                                 -    September 15, 1999

                                 Expiration Date
          Supplemental Purchase Agreement Warrants                 -    Oct. 27, 2003 / Nov. 22, 2003 / Dec.
                                                                        21, 2003/Jan. 18, 2004
          Five-Year Warrants                                       -    June 14, 2003
          Remaining Supplemental Units                             -    March 31, 1999
          New Second Tranche Units                                 -    August 31, 1999
          New Second Closing Units                                 -    September 15, 1999

7.   Title and Amount of Underlying Securities:
     (Instr. 3 and 4)

                                      Title
          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          Remaining Supplemental Units                               -    Common Stock and Warrants
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants

                           Amount or Number of Shares
          Supplemental Purchase Agreement Warrants                   -    509,090 shares of Common Stock
          Five-Year Warrants                                         -    694,442 shares of Common Stock
          New Second Tranche Units                                   -    40,000 shares of Common Stock and Warrants
                                                                          exercisable for 99,999 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    133,333 shares of Common Stock and
                                                                          Warrants exercisable for 333,333 shares of
                                                                          Common Stock

8.   Price of Derivative Security:
     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (1) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          Remaining Supplemental Units                               -    (3) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)

9.   Number of Derivative Securities Beneficially Owned at End of Month:
     (Instr. 4)

          Supplemental Purchase Agreement Warrants                   -        509,090
          Five-Year Warrants                                         -        694,442
          Remaining Supplemental Units                               -              0
          New Second Tranche Units                                   -         40,000
          New Second Closing Units                                   -        133,333


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      D
          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D



11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 1/99

                  This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A.Downey, Robert N. Downey and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

             Steinberg                Thomas                   M.
      ---------------------- ----------------------- ----------------------
              (LAST)                 (FIRST)                (MIDDLE)

                               199 Aycrigg Avenue
      ---------------------------------------------------------------------
                                    (STREET)

           Passaic Park                 NJ                    07095
      ---------------------- ----------------------- ----------------------
              (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         1/99


5.   If Amendment, Date of Original:

     (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         1/19/99


3.   Transaction Code:

     (Instr. 8)

     Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         Amount       (A) or (D)               Price

         6,000               A           (1) (See explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         61,896


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder:      Report on a separate line for each class of securities
               beneficially owned directly or indirectly.

*        If the form is filed by more than one reporting person, see Instruction
         4(b)(v).




             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP)
         Five-Year Warrants (See explanation to Form 4 of NFP)
         Remaining Supplemental Units (See explanation to Form 4 of NFP)
         New Second Tranche Units (See explanation to Form 4 of NFP)
         New Second Closing Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:
          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          Remaining Supplemental Units                         -   $0.50 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.50 per share)
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants                 -     1/19/99
          Five-Year Warrants                                       -
          Remaining Supplemental Units                             -     1/19/99
          New Second Tranche Units                                 -
          New Second Closing Units                                 -


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -   P
          Five-Year Warrants                                      -
          Remaining Supplemental Units                            -   X
          New Second Tranche Units                                -
          New Second Closing Units                                -


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

          (A) or (D)
           A -   Supplemental Purchase Agreement Warrants        -        15,000
                 Five-Year Warrants                              -
           D -   Remaining Supplemental Units                    -         6,000
                 New Second Tranche Units
                 New Second Closing Units

6.   Date Exercisable and Expiration Date:
     (Month/Day/Year)

                                Date Exercisable
          Supplemental Purchase Agreement Warrants                 -    Currently
          Five-Year Warrants                                       -    Currently
          Remaining Supplemental Units                             -    No later than March 31, 1999
          New Second Tranche Units                                 -    No later than August 31, 1999
          New Second Closing Units                                 -    September 15, 1999

                                 Expiration Date
          Supplemental Purchase Agreement Warrants                 -    Oct. 27, 2003 / Nov. 22, 2003 / Dec.
                                                                        21, 2003/Jan. 18, 2004
          Five-Year Warrants                                       -    June 14, 2003
          Remaining Supplemental Units                             -    March 31, 1999
          New Second Tranche Units                                 -    August 31, 1999
          New Second Closing Units                                 -    September 15, 1999

7.   Title and Amount of Underlying Securities:
     (Instr. 3 and 4)

                                      Title
          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          Remaining Supplemental Units                               -    Common Stock and Warrants
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants

                                                  Amount or Number of Shares
          Supplemental Purchase Agreement Warrants                   -    65,455 shares of Common Stock
          Five-Year Warrants                                         -    89,285 shares of Common Stock
          New Second Tranche Units                                   -    5,143 shares of Common Stock and Warrants
                                                                          exercisable for 12,858 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    17,143 shares of Common Stock and Warrants
                                                                          exercisable for 42,858 shares of Common
                                                                          Stock

8.   Price of Derivative Security:
     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (1) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          Remaining Supplemental Units                               -    (3) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                   -    65,455
          Five-Year Warrants                                         -    89,285
          Remaining Supplemental Units                               -         0
          New Second Tranche Units                                   -    5,143
          New Second Closing Units                                   -    17,143


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)


          Supplemental Purchase Agreement Warrants                 -      D
          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                    SIGNATURE



        WITNESS, the signatures of the undersigned this __th day of March, 1999.

                                    NF PARTNERS, LLC



                                    By  /s/ Andrew H. Tisch
                                       -------------------------------------
                                             Andrew H. Tisch, Manager


                                    JMC INVESTMENTS LLC



                                    By  /s/ John Capozzi
                                       -------------------------------------
                                             John Capozzi, Manager


                                    RAVITCH RICE & COMPANY LLC



                                    By  /s/ Donald S. Rice
                                       -------------------------------------
                                         Donald S. Rice, Managing Director


                                         /s/ Barry L. Bloom
                                       -------------------------------------
                                             Barry L. Bloom


                                         /s/ Robyn Samuels
                                       -------------------------------------
                                             Robyn Samuels


                                         /s/ Paul A. Downey
                                       -------------------------------------
                                             Paul A. Downey


                                         /s/ Robert N. Downey
                                       -------------------------------------
                                             Robert N. Downey


                                         /s/ Thomas M. Steinberg
                                       -------------------------------------
                                             Thomas M. Steinberg


                                         /s/ Andrew H. Tisch
                                       -------------------------------------
                                             Andrew H. Tisch


                                         /s/ John Capozzi
                                       -------------------------------------
                                             John Capozzi